Exhibit 10.1

ACCELERATION AND RELEASE AGREEMENT

THIS ACCELERATION AND RELEASE AGREEMENT (this “Agreement”), dated effective as of August 19, 2014 (the “Effective Date”) is entered into by and between Cloud Peak Energy Inc., a Delaware corporation (“CPE”) and Rio Tinto Energy America Inc., a Delaware corporation (“RTEA”).

RECITALS

WHEREAS, CPE and RTEA entered into a Tax Receivable Agreement, dated as of November 19, 2009, (the “TRA”) in which CPE and RTEA agreed to certain tax arrangements in connection with RTEA’s sale of membership units of Cloud Peak Energy Resources LLC to CPE in 2009 and related payments based on such transaction to be made over time from CPE to RTEA; and

WHEREAS, CPE and RTEA desire to accelerate the amount due from CPE to RTEA under the TRA and provide mutual releases thereunder, as specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.                                      Acceleration Payment.  CPE shall pay RTEA Forty-Five Million Dollars ($45,000,000.00) in United States currency (the “Acceleration Payment”) in satisfaction of the acceleration and release under the TRA.  The Acceleration Payment will be made in a single lump sum by a wire transfer of immediately available funds, to a bank account designated by RTEA, no later than 1 U.S. business day after the Effective Date, without deduction, withholding or set-off for any reason. Notwithstanding anything contained in the TRA, effective upon receipt of the Acceleration Payment, (a) neither RTEA nor CPE shall have any further payment obligations under the TRA and (b) CPE agrees it shall not be entitled to any repayments of any amounts paid by CPE hereunder or under the TRA for any reason.

2.                                      TRA Acceleration.  Effective upon receipt of the Acceleration Payment, all other rights and obligations under the TRA shall terminate except for Sections 6.02 (Consistency), 6.03 (Cooperation), 7.04 (Governing Law) and 7.12 (Confidentiality) of the TRA (collectively, the “Surviving TRA Terms”).  The Surviving TRA Terms shall remain in effect.  CPE and RTEA agree that the entering into of this Agreement and payment of the Acceleration Payment hereunder does not constitute an Early Termination Notice (as defined in the TRA).

3.                                      Mutual Release.

(a)                                 “Released Party” means each of RTEA and CPE, as applicable, their respective affiliates, parent companies, predecessors, successors and assigns, and in the case of RTEA, shall include any affiliate of Rio Tinto plc and/or Rio Tinto Limited,(1) and each of their respective employees, officers, board members, partners, managers, members, and shareholders.

(b)                                 “Claims” means all claims, causes of action, demands, obligations, or liabilities of any kind, whether accrued or unaccrued, known or unknown, suspected or unsuspected, concealed or hidden, fixed or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, relating to or arising out of the TRA, including but not limited to any and all performance or payment obligations relating thereto, but does not include claims for enforcement, default, damages, or breach with respect to any provision of this Agreement or the Surviving TRA Terms.

(c)                                  Subject to and effective immediately upon receipt of the Acceleration Payment, (i) RTEA irrevocably releases, acquits, and discharges each CPE Released Party from any and all Claims, and (ii) CPE irrevocably releases, acquits, and discharges each RTEA Released Party from any and all Claims.

4.                                      Further Assurances.  If any further action is reasonably necessary to carry out the purpose of this Agreement, then each party will take such further action (including the execution and delivery of further documents) as the other party reasonably requests to carry out such purpose, including executing any agreement or providing additional information, documents and other materials for purposes of preparing any financial statement, preparing any tax return or contesting or defending any audit, examination or controversy in connection with the transactions contemplated by this Agreement.

5.                                      Public Disclosures.

(a)                                 Any press release or public statement issued at any time hereafter by a party, its representatives or its affiliates concerning this Agreement or the transactions contemplated by this Agreement will be subject to the prior written (including by way of e-mail) approval of the other party.

(b)                                 Notwithstanding Section 5(a) above, nothing in this Agreement shall limit a party’s ability to make such disclosures regarding this Agreement or the transactions contemplated by this Agreement (including, without limitation, filing this Agreement with the Securities and Exchange Commission or other securities regulatory authority) to the extent required or deemed appropriate by such party, taking into account the advice of such party’s counsel, to comply with applicable law, including federal securities laws, rules or regulations or the requirements of any exchange on which a party’s (or its affiliate’s) securities may be listed, quoted or traded, provided such party allows the other party reasonable time to review and suggest comments on any such disclosure prior to the issuance thereof.

(c)                                  Each party shall be liable for any failure of its affiliates or representatives to comply with the restrictions set forth under Sections 5(a) and (b).

6.                                      Authority to Execute Agreement.  By signing below, each party warrants and represents that the person signing this Agreement on its behalf has authority to bind that party and that the party’s execution of this Agreement is not in violation of any by-law, covenants and/or other restrictions placed upon them by their respective entities.

(1)  “Rio Tinto Limited” means Rio Tinto Limited (ABN 96 004 458 404) having its registered office at 33rd Floor, 120 Collins Street, Melbourne, Victoria 3000; and “Rio Tinto plc” means Rio Tinto plc (Company No. 719885) of 2 Eastbourne Terrace, London W2 6LG, United Kingdom.

7.                                      Costs and Expenses.  Each party shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, including but not limited to any further actions requested pursuant to Section 4 of this Agreement.

8.                                      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, as outlined in Section 7.04 of the TRA.

9.                                      Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and insure solely to the benefits of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.                               Counterparts. This Agreement may be executed by facsimile or by email of a signed Agreement to the other party and in counterparts, all of which will be considered one and the same agreement, and will become effective when counterparts have been signed by each of the parties and delivered to each other party.

11.                               Severability.  If any terms or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid.  Rather this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith, and without any further consideration, to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

[Signature page follows]

IN WITNESS WHEREOF, RTEA and CPE have duly executed this Acceleration and Release Agreement as of the Effective Date.

RIO TINTO ENERGY AMERICA INC.

By:	/s/ James Berson
Name:	James Berson
Title:	President and Chief Executive Officer

CLOUD PEAK ENERGY INC.

By:	/s/ Colin Marshall
Name:	Colin Marshall
Title:	President and Chief Executive Officer

[Signature page for Acceleration and Release Agreement]